Exhibit 5.1

May 27, 2020

The Wendy’s Company

One Dave Thomas Boulevard

Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to The Wendy’s Company (f/k/a Wendy’s/Arby’s Group, Inc.), a Delaware corporation (the “Company”), in connection with its filing of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-167170) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the 2010 Plan Shares (as defined below) authorized for issuance under the 2020 Plan (as defined below).

On May 27, 2020 (the “Effective Date”), the Company’s stockholders approved The Wendy’s Company 2020 Omnibus Award Plan (the “2020 Plan”). The total number of shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) authorized for issuance under the 2020 Plan consists of: (i) 7,922,078 new shares of Common Stock, plus (ii) the 21,577,922 shares of Common Stock reserved for issuance under The Wendy’s Company 2010 Omnibus Award Plan (the “2010 Plan”) that remained available for awards under the 2010 Plan as of the Effective Date, plus (iii) any shares of Common Stock subject to outstanding awards under the 2010 Plan that are forfeited, expire or are settled in cash after March 1, 2020 (the shares described in (ii) and (iii) are collectively referred to as the “2010 Plan Shares”).

In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies of: (a) the Post-Effective Amendment; (b) the 2010 Plan and the 2020 Plan; (c) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect (the “Articles”); (d) the Company’s By-Laws, as currently in effect ; and (e) certain corporate records of the Company, including resolutions adopted by the directors of the Company. We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for this opinion.

In our examination of the aforesaid records, documents and certificates, we have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates. In rendering the opinion below, we have further assumed that each award under the 2020 Plan will be approved by the Board of Directors of the Company (or a duly authorized committee thereof or officer of the Company).

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that any 2010 Plan Shares that may be issued and delivered pursuant to the 2020 Plan, when issued, delivered and paid for, as appropriate, in accordance with, and for the consideration, if any, prescribed in, the 2020 Plan and in any award agreements entered into by participants in the 2020 Plan with the Company as contemplated by the 2020 Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware and the Federal laws of the United States. This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Vorys, Sater, Seymour and Pease LLP

Vorys, Sater, Seymour and Pease LLP